Exhibit (a)(15)

Contact:
Timothy Cunningham
eLoyalty Corporation
(847) 582-7000
ir@eloyalty.com

eLOYALTY CORPORATION COMPLETES TENDER OFFER FOR
CERTAIN OF ITS OUTSTANDING OPTIONS

Lake Forest, IL, November 12, 2001 -- eLoyalty Corporation, a leading enterprise CRM services company (Nasdaq: ELOY), announced today that its tender offer (the “Tender Offer”) for certain of its outstanding non-statutory options under its employee benefit plans (the “Eligible Options”) expired by its terms at 5:00 p.m., CST, November 9, 2001. In the Tender Offer, eLoyalty offered its eligible U.S. employees the opportunity to exchange their Eligible Options for restricted shares of its common stock and offered its eligible non-U.S. employees the opportunity to exchange their Eligible Options for installment stock awards representing the right to receive shares of its common stock. eLoyalty has accepted for exchange all Eligible Options validly tendered in the Tender Offer.

eLoyalty announced that employees had tendered options to purchase 5,733,161 shares of its common stock, representing 92.8% of the Eligible Options prior to the expiration of the Tender Offer. These results are subject to a final review by the company of the Tender Offer. As a result, eLoyalty will issue 4,833,821 restricted shares of its common stock to its eligible U.S. employees, which will vest in 20 equal quarterly installments, beginning on February 28, 2002. In addition, eLoyalty will reserve for issuance to its eligible non-U.S. employees up to 899,340 shares of its common stock, which will be issued in 20 equal quarterly installments, beginning on February 28, 2002.

About eLoyalty

eLoyalty is a leading management consulting and systems integration company focused exclusively on customer relationship management (CRM). eLoyalty delivers a broad range of services throughout North America, Europe and Australia including strategy and measurement, program management, customer service operations, technology enablement, change management and on-going technical managed services. The combination of methodologies and technical expertise enables eLoyalty to deliver the tangible economic benefits of customer loyalty for our Fortune 1000 clients. For more information, please go to the Company’s website at www.eloyalty.com or call 877-2-ELOYAL.

ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This news release contains forward-looking statements, including references to plans, strategies, objectives and anticipated future performance and other statements not strictly historical in nature, that are based on current management expectations, forecasts and assumptions. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors that might cause such a difference include, among others: the ability to maintain our common stock listing on NASDAQ; the ability to attract new clients and continuation of existing and new business from existing clients; reliance on major clients and suppliers, increasing client concentration and maintenance of good relations with key business partners; maintenance or our reputation and financial strength to remain competitive; management of the risks associated with increasingly complex client projects and new services offerings, including risks involving the variability and predictability of the number, size, scope, cost and duration of, and revenues from, client engagements, unanticipated cancellations or deferrals, collection of billed amounts, shifts from time and materials to alternative or value-based pricing and variable employee utilization rates, project personnel costs and project requirements; management of growth and expansion of business with new services offerings and into new markets; continued access to capital resources to meet eLoyalty’s operating and financial needs, including the successful consummation of eLoyalty’s pending private placement and rights offerings; the realization of certain deferred tax assets which may require a valuation allowance if operating results do not improve in the future; implementation of appropriate infrastructure in a timely and cost-effective manner; the ability to attract and retain highly skilled employees in a competitive information technology labor market; demand for CRM services and software generally and continuing intense competition in the information technology services industry generally and particularly in the provision of CRM services and software; the rapid pace of technological innovation in the information technology services industry and the ongoing challenge of creating innovative solutions that meet client expectations; risks associated with eLoyalty’s global operations; future legislative, regulatory or legal actions affecting the information technology services industry or the protection of eLoyalty’s intellectual property rights; the continued impact of the slowdown in the economy on eLoyalty’s financial results; and other general business, capital market and economic conditions and volatility. For further information about these and other risks, see eLoyalty’s recent SEC filings, including its most recent annual report on Form 10-K and those identified under “Risk Factors” in the Registration Statement on Form S-3 filed on September 24, 2001 and in the company’s quarterly reports on Form 10-Q.